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                                   EXHIBIT 12

                               MOBIL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (IN MILLIONS, EXCEPT FOR RATIO AMOUNT)

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

                                               YEAR ENDED DECEMBER 31,
                                     -------------------------------------------
                                       1993      1994     1995     1996    1997
                                     ------     ------   ------   ------  ------
Income Before Change in
  Accounting Principle.............  $2,084     $1,759   $2,376   $2,964  $3,272
Add:
  Income taxes.....................   1,931      1,919    2,015    3,147   3,093
  Portion of rents representative
    of interest factor.............     339        340      368      376     346
  Interest and amortization
    of debt discount expense.......     529(a)     461      467      455     428
  Earnings less (greater)
    than dividends from
    equity affiliates..............     265        (40)     (51)     153     (59)
                                     ------     ------   ------   ------  ------
Income as Adjusted.................  $5,148     $4,439   $5,175   $7,095  $7,080
                                     ======     ======   ======   ======  ======

Fixed Charges:
  Interest and amortization
    of debt discount expense.......  $  529(a)  $  461   $  467   $  455  $  428
  Capitalized interest.............      42         37       47       78     101
  Portion of rents representative
    of interest factor.............     339        340      368      376     346
                                     ------     ------   ------   ------  ------
Total Fixed Charges................  $  910     $  838   $  882   $  909  $  875
                                     ======     ======   ======   ======  ======

Ratio of Earnings to Fixed Charges      5.7(a)     5.3      5.9      7.8     8.1
                                     ======     ======   ======   ======  ======



For the years ended December 31, 1993, 1994, 1995, 1996 and 1997, Fixed Charges exclude $31 million, $37 million, $28 million, $24 million and $29 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.

(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.

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Mobil                                -29-